Exhibit 4.12

Date: 20/12/2011

BluePhoenix Solutions Ltd.

To:

Bank Leumi LeIsrael Ltd

Dear Sir/Madam,

Further to the Letter of Undertaking signed by the undersigned, BluePhoenix Solutions Ltd. (the “Company”), on 1.May.2011 (the “Letter of Undertaking”), and with reference to the credit facilities and other banking services that are being provided and/or will be provided to us by Bank Leumi LeIsrael Ltd (the “Bank”), we hereby wish to make the following amendments to the wording of the Letter of Undertaking, as set forth hereunder:

1.	In Section 2.1 of the Letter of Undertaking, in the first line of the section, the words: “from the amount of USD 3,000,000” will be written instead of the words: “from the amount of USD 6,000,000”.

2.
It is hereby clarified that except for the changes set forth above, all the other sections of the Letter of Undertaking will continue to be of full force and effect and will be binding at all times on the Company.

                _________________________

BluePhoenix Solutions Ltd.

We agree with everything stated above in this document:

___________________________________ Bank Leumi LeIsrael Ltd.	____________________ Date